As filed with the Securities and Exchange Commission on July 27, 2018

Registration Statement No. 333-226397

Registration Statement No. 333-221375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT NO. 333-226397

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT NO. 333-221375

UNDER THE SECURITIES ACT OF 1933

FIBROCELL SCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-0458888
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

405 Eagleview Boulevard

Exton, PA 19341

(484) 713-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John M. Maslowski

President and Chief Executive Officer

Fibrocell Science, Inc.

405 Eagleview Boulevard

Exton, PA 19341

(484) 713-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven J. Abrams

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

Tel: (267) 675-4600

Approximate date of commencement of proposed sale to public: From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Fibrocell Science, Inc. (the “Company”) on Form S-1 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-226397, registering 2,732,682 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company.

•                  Registration Statement No. 333-221375, registering 7,714,156 Units of the Company (each Unit containing one share of Common Stock and one Common Warrant to purchase one share of Common Stock), 5,922,208 Pre-funded Units of the Company (each Pre-funded Unit containing one Pre-funded Warrant to Purchase one share of Common Stock and one Common Warrant to purchase one share of Common Stock), 5,922,208 shares of Common Stock underlying the Pre-funded Warrants and 13,636,364 shares of Common Stock underlying the Common Warrants.

On December 13, 2019 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2019, among the Company, Castle Creek Pharmaceutical Holdings, Inc. (“Castle Creek”) and Castle Creek Merger Corp., a wholly owned subsidiary of Castle Creek (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Castle Creek. Upon consummation of the Merger, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares held directly by Castle Creek or Merger Sub and shares owned by Company stockholders who have exercised their appraisal rights under Delaware law) was automatically converted into the right to receive $3.00 in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to each Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Exton, State of Pennsylvania, on December 13, 2019.

FIBROCELL SCIENCE, INC.

By:	/s/ John M. Maslowski
Name:	John M. Maslowski
Title:	President and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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